EXHIBIT 10.25

February 28, 2003

Ms. Rhonda Brown
President and Chief Executive Officer
Footwear, Accessories and Retail Group
Jones Apparel Group, Inc.
1129 Westchester Avenue
White Plains, NY 10604

Re: Employment Agreement made October 1, 2001 between Rhonda Brown and Jones Apparel Group, Inc. (the "Company") (the "Employment Agreement")

Dear Ms. Brown:

This will confirm our agreement to amend the terms and conditions of the Employment Agreement, as follows:

1.	On December 9, 2002, the Compensation Committee of the Board of Directors of the Company authorized the issuance to you of 30,000 shares of common stock of the Company (the "Restricted Stock Grant").
2.	The Restricted Stock Grant is intended to provide an incentive to, and to provide compensation in the same manner as, grants of stock options previously made to you (and certain other employees of the Company). Accordingly, certain provisions of the Employment Agreement applicable to stock options are being amended hereby to include shares of restricted stock therein.

3.	In consideration of the Restricted Stock Grant, the Employment Agreement is hereby amended as follows:
(a)	Section 5(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

Subject to the absolute authority of the Compensation Committee of the Board of Directors of the Company from time to time (i) to grant (or not to grant) to eligible individuals options ("Options") to purchase common stock of the Company ("Common Shares") and (ii) to issue (or not to issue) Common Shares of the Company subject to vesting requirements ("Restricted Shares"), it is the intention of the Company and the expectation of the Executive that while the Executive is employed hereunder, the Executive will receive Options and/or Restricted Shares annually, on the following terms and conditions (and any Options or Restricted Shares so granted and issued shall be subject to the following terms and conditions, which shall govern any conflicts between the terms hereof and any terms and conditions in any stock option or restricted stock agreement):
(i) Target awards will be in an amount (plus or minus 25%) equal to 150% of Executive's salary;
(ii)	For purposes of determining the number of shares subject to a given Option or of Restricted Shares, the value of such Option or Restricted Shares grant shall be determined using the Black-Scholes valuation method, or another generally recognized valuation method which is then being used uniformly by the Company for its senior executives;

(iii)	The exercise price per share of the Options shall be not less than the fair market value of a Common Share on the date of grant, and the Options shall expire on the tenth anniversary of the date of grant; and

(iv)	The Options or Restricted Shares shall vest ratably on the first three anniversaries of the date of grant and shall contain such other vesting restrictions as the Compensation Committee shall determine; provided however, that all such Options or Restricted Shares and all other options to purchase Common Shares and Restricted Shares then held by the Executive which are not then vested (in the aggregate being referred to as herein as "Accelerated Options/Restricted Shares") shall become fully vested and immediately exercisable during the remaining original term of each such Accelerated Option, and all such Restricted Shares shall be immediately free of restrictions, as the case may be, upon the occurrence of any of the following events ("Acceleration Events"): Executive's Retirement (as defined herein), death, Disability (as defined herein), a Change in Control (as defined herein), and termination of Executive's employment by the Company without Cause or by the Executive for Good Reason; and

(v)	The Options and/or Restricted Shares shall be granted on such other terms and conditions as are generally made applicable to Options and Restricted Shares granted to the other senior executives of the Company.

(b)	Section 6(b)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

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In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall become fully exercisable and shall remain exercisable by the Executive or by the Executive's estate or his representative during the remaining original term of the Accelerated Option in the case of the Executive's Retirement or Disability, or during the 3-year period following the date of the Executive's death, and all such Restricted Shares shall be free of restrictions, as the case may be.

(c)	Section 6(c)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:
In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (whether or not following a Change of Control), shall become fully exercisable and shall remain exercisable for the same period following termination as would apply if the Executive's employment had not terminated, and all such Restricted Shares shall be free of restrictions, as the case may be.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement and by returning it to the Company.

Very truly yours,

JONES APPAREL GROUP, INC.

By: /s/ Peter Boneparth
President

Agreed to in all respects:

/s/ Rhonda Brown
Rhonda Brown

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